Exhibit 1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated March 11, 2026, is made by and between Boris Gertsovskyi, resident of [personal information redacted], residing at [personal information redacted], (the “Seller”) and Andrey Fadeev, resident of [personal information redacted], residing at [personal information redacted] (the “Buyer”). Buyer and Seller are sometimes hereinafter collectively referred to as 2,730,384 ordinary shares, no par value per share (the “Shares”), of GDEV, Inc. (the “Company”);

WHEREAS, Buyer or one of Buyer’s Affiliates (as defined below) is a member of the Company’s board of directors (a “Director”) and the Chief Executive Officer of the Company (an “Officer”);

WHEREAS, the Company’s Articles of Association (the “Articles”) entitle Buyer and Seller, collectively, to certain Director appointment rights, subject to their collective shareholdings in the Company;

WHEREAS, the Company is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, for good and valuable consideration, Seller desires to transfer and sell to Buyer all right, title and interest in all 2,730,384 of the Shares beneficially owned by Buyer (the “Purchase Shares”), and Buyer desires to purchase all such right, title and interest in the Purchase Shares, among other things, to preserve the Director appointment rights, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual promises, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Sale of Purchase Shares.

a.	Shares to be Acquired. At the Closing (as defined below) of the purchase and sale of the Purchase Shares, and upon and subject to the terms and conditions of this Agreement, and upon the representations, warranties and covenants herein made, Seller shall transfer and sell to Buyer, and Buyer agrees to and shall purchase from Seller, all of the Purchase Shares for a price per Purchase Share equal to $12,498242 or $34,125,000 in the aggregate (the “Purchase Price”). The purchase and sale of the Purchase Shares shall take place remotely via the exchange of documents and signatures within ten (10) days of signing as mutually agreed upon by the Parties (the “Closing”).

b.	Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, upon the representations, warranties and covenants made herein, and in consideration of its acquisition of the Purchase Shares from Seller, Buyer hereby agrees to deliver to Seller an amount of cash equal to the Purchase Price by wire transfer of immediately available funds, which funds shall be delivered to Seller as provided for on Exhibit A attached hereto. The Purchase Price shall be paid in installments as follows:

(i)	$20,000,000 shall be paid at the Closing;

(ii)	$10,000,000 shall be paid by the first anniversary of the date of Closing; and

(iii)	$4,125,000 shall be paid by the second anniversary of the date of Closing.

c.	Deferred Purchase Price. The Parties hereby recognize and agree that part of the Purchase Price shall be paid after Closing, in accordance with the payment schedule set forth in Section 1(b) of this Agreement (the “Deferred Purchase Price”). The Buyer irrevocably undertakes to pay the Deferred Purchase Price in accordance with the applicable payment dates.

d.	Failure to Pay an Installment. If the Buyer fails to pay an installment of the Deferred Purchase Price due on an applicable payment date referenced in Section 1(b) above (the “Unpaid Installment”), the Seller may, by writing notice to the Buyer, require the Buyer to pay the Unpaid Installment. If the Buyer fails to pay the Unpaid Installment within thirty (30) days after receipt of such notice, the Seller may, at its sole discretion, terminate this Agreement. Upon such termination, the Buyer must transfer to the Seller the number of Purchase Shares corresponding to the unpaid portion determined by division of the unpaid sum of the Purchase Price to the price for one Purchase Share.

e.	Return of Unpaid Purchase Shares. The Buyer and the Seller shall take, and shall procure that any relevant intermediary, custodian or the Company’s transfer agent take all actions necessary to effect such transfer, including, where applicable, delivering the appropriate instructions so that such Purchase Shares are duly registered in the name of the Seller in the Company’s register of members.

f.	No Prejudice to Other Rights. The return of the unpaid Purchase Shares referred to in Section 1(d) above shall be without prejudice to any other rights or remedies of the Seller under this Agreement or applicable law.

2.	Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, which representations and warranties shall survive the Closing, the following:

a.	The Purchase Shares are wholly owned by Seller free and clear of all liens, agreements, security interests, claims, charges and encumbrances of any kind and nature, and no third party holds any right or interest (beneficial or otherwise) in the Purchase Shares.

b.	This Agreement is a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c.	Seller has full power and authority to enter into and consummate this Agreement and sell the Purchase Shares, the consent of no other party or entity is necessary for the consummation of the transactions contemplated herein.

d.	The execution, delivery and performance by Seller of this Agreement will not result in any violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of law to which Seller is subject, any mortgage, indenture, agreement, document, instrument, judgment, decree, order, rule or regulation, or other restriction to which Seller is a party or by which Seller may be bound, or result in the creation of any lien upon any of the properties or assets of Seller pursuant to any such term, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to Seller or any of Seller’s assets or properties.

e.	Seller understands that the Purchase Shares may appreciate in value after the execution of this Agreement and Seller confirms that Seller has received or has had full access to all the information Seller considers necessary or appropriate to make an informed decision to sell the Purchase Shares. In determining whether to offer the Purchase Shares, Seller has relied on Seller’s knowledge and understanding of the Company and its business based upon Seller’s due diligence investigation. Seller understands that no person or entity (including, without limitation, the Company or its officers or directors) has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and Seller has not relied on any other representations or information in making Seller’s decision to sell the Purchase Shares, whether written or oral, relating to the Company, its operations and/or its prospects.

f.	Seller is not aware of any person that has been or will be paid (directly or indirectly) remuneration for their participation in the offer and sale of the Purchase Shares.

g.	No governmental, administrative or other third-party consents or approvals are required, necessary or appropriate in order for Seller to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchase Shares, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever.

h.	There is no action, suit, investigation or proceeding pending, to the knowledge of Seller, threatened against or affecting Seller which either: (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

i.	Seller understands that Seller (and not Buyer) shall be responsible for any and all tax liabilities of Seller that may arise as a result of the transactions contemplated by this Agreement.

j.	Seller acknowledges that Buyer, certain of Buyer’s affiliates (within the meaning of Rule 405 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), (“Affiliates”)), and each Buyer’s and such Affiliates’ directors, officers, partners, shareholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (collectively, the “Buyer Related Parties”) (a) are existing shareholders and/or directors of the Company and collectively have a representative on the Company’s board of directors and that the Buyer Related Parties now possesses and/or may have access to and may hereafter possess and/or have access to certain non-public information concerning the Company and its Affiliates and/or the Purchase Shares (the “Non-Public Information”) that may or may not be known by Seller which may constitute material information with respect to the foregoing, and (b) the Buyer Related Parties are relying on this Agreement and would not enter into a transaction to purchase the Purchase Shares from Seller absent this Agreement. Seller agrees to sell the Purchase Shares to Buyer notwithstanding that it is aware that such Non-Public Information exists and that Buyer has not disclosed all Non-Public Information to it. Seller acknowledges that it is an “accredited investor” within the meaning of Rule 501(a)(5) and/or (6) of Regulation D promulgated under the Securities Act and a sophisticated seller with respect to the purchase and sale of securities such as the Purchase Shares and that Buyer has no obligations to Seller to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Seller, the Non-Public Information could foreseeably affect Seller’s willingness to enter into this Agreement and the price that Seller would be willing to accept to sell the Purchase Shares. Moreover, such Non-Public Information may indicate that the value of the Purchase Shares is substantially lower or higher than the Purchase Price. Additionally, Seller acknowledges that it has adequate information concerning the Purchase Shares, and the business and financial condition of the Company and its affiliates based upon Seller’s own due diligence investigation (and not in reliance upon any representation or information by or relating to the Company), to make an informed decision regarding the sale of the Purchase Shares, and has independently and without reliance upon Buyer, and based upon such information as Seller has deemed appropriate, made its own analysis and decision to sell the Purchase Shares to Buyer. Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Seller and Buyer. Seller has conducted an independent evaluation of the Purchase Shares to determine whether to enter into this Agreement and, notwithstanding the absence of access by Seller to the Non-Public Information known by Buyer, Seller is desirous of entering into this Agreement and consummating the transactions contemplated hereby. Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting its own interests in connection with this Agreement.

k.	Seller is not a “U.S. person” (as that term is defined in Regulation S under the Securities Act (“Regulation S”).

l.	Seller understands that the transfer of the Purchase Shares is not being made pursuant to an effective registration statement under the Securities Act and that offers and sales of the Purchase Shares shall only be made to non-U.S. persons (as defined in Regulation S) outside the United States to whom Seller reasonably believes offers and sales of the Purchase Shares may be made in reliance upon Regulation S.

m.	Seller has not offered or sold any Purchase Shares and, unless the Purchase Shares are sold pursuant to an effective registration statement under the Securities Act, will not offer or sell any Purchase Shares, except in accordance with Rule 144A under the Securities Act or Rule 903 of Regulation S. Accordingly, neither it, its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or their behalf has engaged or, unless the Purchase Shares are sold pursuant to an effective registration statement under the Securities Act, will engage in any “directed selling efforts” (as such term is defined in Rule 902 of Regulation S) with respect to the Purchase Shares and it, its affiliates and any person acting on its or their behalf has complied and, unless the Purchase Shares are sold pursuant to an effective registration statement under the Securities Act, will comply with the offering restriction requirements of Regulation S.

3.	Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, which representations and warranties shall survive the Closing, the following:

a.	Buyer is a Director and an Officer and has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer in connection with or pursuant to this Agreement.

b.	Upon execution and delivery by Buyer at the Closing, this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c.	At the time Buyer was offered the Purchase Shares, Buyer was, and on the date of Closing Buyer will be, an “accredited investor” as defined by Rule 501 under the Securities Act. Buyer is acquiring the Purchase Shares for its own account and not with a view to the distribution thereof, nor with any present intention of distributing the same, in violation of the Securities Act, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws, rules and regulations.

d.	Buyer acknowledges and agrees that the Company is subject to the reporting requirements of Section 13 of the Exchange Act and confirms that in connection with Buyer’s purchase of the Purchase Shares, Buyer has had the opportunity to review the Company’s public filings as posted on the website of the Securities and Exchange Commission (the “Commission”) through the EDGAR system.

e.	In determining whether to make this investment, as a Director and an Officer, Buyer has relied solely on Buyer’s own knowledge and understanding of the Company and its business and prospects (and not in reliance upon any representation by the Company).

f.	Buyer understands the risks associated with purchasing the Purchase Shares and Buyer affirmatively acknowledges and agrees that such Buyer has received the necessary or appropriate information to make an informed investment decision regarding the Purchase Shares.

g.	Buyer has substantial experience in evaluating and investing in transactions in securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Buyer is able to bear the economic risks of an investment in the Purchase Shares and to afford a complete loss of Buyer’s investment in the Purchase Shares.

h.	The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any material agreement to which Buyer is a party or by which Buyer is in any way bound or obligated.

i.	Buyer has carefully considered and has discussed with Buyer’s professional legal, tax, accounting and financial advisors, to the extent Buyer has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for Buyer’s particular tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement are a suitable investment for Buyer. Buyer relies solely on such advisors and not on any statements or representations of the Company, Seller or any of their respective agents.

j.	Buyer understands that Buyer (and not Seller) shall be responsible for Buyer’s tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

k.	No governmental, administrative or other third-party consents or approvals are required, necessary or appropriate on the part of Buyer in connection with the transactions contemplated by this Agreement.

l.	Buyer acknowledges that (a) Seller may now and hereafter possess Non-Public Information that may or may not be known by Buyer which may constitute material information with respect to the foregoing, and (b) Seller is relying on this Agreement and would not enter into a transaction to sell the Purchase Shares to Buyer absent this Agreement. Buyer agrees to purchase the Purchase Shares from Seller notwithstanding that it is aware that such Non-Public Information exists and that Seller may not have disclosed all Non-Public Information to it. Buyer acknowledges that Seller has no obligations to Buyer to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Buyer, the Non-Public Information could foreseeably affect Buyer’s willingness to enter into this Agreement and the price that Buyer would be willing to pay to purchase the Purchase Shares. Moreover, such Non-Public Information may indicate that the value of the Purchase Shares is substantially lower or higher than the Purchase Price.

m.	Buyer reasonably believes that Seller is not a “U.S. person” (as defined in Regulation S).

n.	neither Buyer, its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any “directed selling efforts” (as such term is defined in Rule 902 of Regulation S) with respect to the Purchase Shares, and Buyer and they have complied and will comply with the offering restrictions requirements of Regulation S.

o.	Buyer understands that so long as it qualifies as an affiliate (within the meaning of Rule 144 under the Securities Act (“Rule 144”)) of the Company, the Purchase Shares shall be characterized as “control securities” under the U.S. federal securities laws, and that under such laws and applicable regulations the Purchase Shares may not be resold by Buyer unless in accordance with the resale limitations imposed by Rule 144, or otherwise only (i) in accordance with an effective registration statement of the Company under the Securities Act, or (ii) only (a) to the Company or a subsidiary thereof, (b) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S or (c) pursuant to another applicable exemption from the registration requirements of the Securities Act.

p.	Buyer acknowledges that the Purchase Shares shall bear the following or similar legend:

THESE SHARES ARE HELD BY A PERSON WHO IS CONSIDERED AN AFFILIATE FOR PURPOSES OF RULE 144 UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF SUCH SECURITIES OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE (A) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THESE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

4.	Conditions to Closing; Closing.

a.	Time; Place; Outcome. The Closing shall take place at such date and time determined by Buyer and Seller and as provided for in Section 1(a) herein. At the Closing, Seller shall transfer to Buyer clear and marketable title to all of the Purchase Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to the Company’s transfer agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”) the Purchase Shares in book entry form credited to the name of Buyer on the Company’s share register maintained by the Transfer Agent. Upon Closing, Buyer shall deliver the funds representing the Purchase Price to Seller as provided for in Section 1(b) herein. For the avoidance of doubt, nothing in this Agreement shall prevent Buyer from entering into an agreement to sell the Purchase Shares to a third party, subject to the terms of Section 12 hereof.

b.	At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

5.	Board Appointment Rights; Amendment to the Company’s Articles of Association.

a.	Board Appointment Rights. Pursuant to the Company’s Articles, Seller and Buyer hold a joint right to appoint directors to the Company’s Board of Directors. In accordance with Regulation 9.2(c) of the Articles, for so long as FG (as defined in the Articles) continue to hold, in aggregate, not less than 50% of their Initial Holding (as defined in the Articles), they shall be entitled (collectively) to nominate and have appointed two Directors to the Board of Directors (the “Board Appointment Rights”). Seller hereby irrevocably transfers, assigns, and conveys to Buyer any and all rights, powers, and entitlements it currently holds or may otherwise be entitled to hold in connection with the Board Appointment Rights. Seller further irrevocably and unconditionally waives any and all Board Appointment Rights in favor of Buyer and agrees not to exercise, assert, or claim any such rights from and after the date of Closing. Seller acknowledges and agrees that this transfer and waiver are permanent and binding, and that it shall not take any action inconsistent with the foregoing.

b.	Amendment to Articles. Seller acknowledges and agrees that the Company and/or any shareholder of the Company may, at any time in the future, propose or initiate amendments to the Company’s constitutional documents (including, without limitation, the Articles) for the purpose of modifying, reallocating, or eliminating any rights relating to the nomination, appointment, designation, or removal of members of the Board, including the Board Appointment Rights. Seller further agrees that it shall not challenge, contest, or otherwise object to any such amendments, and irrevocably waives any right to bring any claim, demand, action, or proceeding against Buyer, the Company, the Company’s Board of Directors or any Company shareholder in connection therewith or with the transfer and waiver of Seller’s Board Appointment Rights, including, without limitation, any claim for damages, losses, or other compensation of any kind arising out of or in connection with such amendments.

6.	Disclosure.

Each Party to this Agreement hereby consent to the publication and disclosure in (i) any press release or Current Report on Form 6-K issued or filed with the Commission by the Company in connection with the execution and delivery of this Agreement or any other filing with the Commission pursuant to applicable securities laws, in each case as and to the extent required by the federal securities laws or the Commission or any other securities authorities and (ii) any other documents or communications provided by the Company to any governmental authority or to securityholders of the Company, in each case, as and to the extent required by applicable law or the Commission or any other governmental authority, of each Party’s name and identity and the nature of each Party’s commitments, arrangements and understandings under and relating to this Agreement.

7.	Death of the Buyer

In the event of the Buyer's death prior full payment of the Deferred Purchase Price, the outstanding payment obligations arising from this Agreement shall pass to the Buyer’s heirs, who shall be subrogated to the Buyer's contractual position regarding said obligations and shall comply with them under the same terms and conditions set forth in this Agreement. Where appropriate, the parties may formalize the outstanding obligations arising from the Deferred Purchase Price in the public instrument necessary to ensure its proper execution.

8.	Death of the Seller

In the event of the Seller's death prior to full payment of the Deferred Purchase Price, all rights of the Seller to receive any outstanding instalments of the Deferred Purchase Price shall automatically pass to and vest in the Seller's heirs, estate, executors, administrators or other legal successors (the “Seller’s Successors”). The Buyer shall remain bound to pay the outstanding instalments of the Deferred Purchase Price to the Seller's Successors in accordance with the payment schedule and terms set forth in this Agreement. The Seller’s Successors shall be entitled to exercise all rights and remedies available to the Seller under this Agreement in respect of the Deferred Purchase Price, including, without limitation, the termination and share transfer rights set forth in Section 1(d) hereof.

9.	Incapacity of the Buyer.

In the event that the Buyer is declared legally incapacitated, disabled or otherwise lacks legal capacity by a court of competent jurisdiction or by operation of applicable law prior to full payment of the Deferred Purchase Price (a “Buyer Incapacity Event”), the Buyer’s court-appointed guardian, curator, legal representative or other person or entity duly authorized to act on behalf of the Buyer (the “Buyer’s Representative”) shall be subrogated to the Buyer’s contractual position under this Agreement and shall be bound to perform all outstanding obligations of the Buyer hereunder, including, without limitation, the payment of the Deferred Purchase Price in accordance with the payment schedule and terms set forth in this Agreement. If the Buyer’s Representative fails to pay any instalment of the Deferred Purchase Price on the applicable due date, the Seller shall be entitled to exercise all rights and remedies available to the Seller under this Agreement, including, without limitation, the termination and share transfer rights set forth in Section 1(d) hereof.

10.	Incapacity of the Seller.

In the event that the Seller is declared legally incapacitated, disabled or otherwise lacks legal capacity by a court of competent jurisdiction or by operation of applicable law prior to full payment of the Deferred Purchase Price (a “Seller Incapacity Event”), the Seller’s court-appointed guardian, curator, legal representative or other person or entity duly authorized to act on behalf of the Seller (the “Seller’s Representative”) shall be subrogated to the Seller’s contractual position under this Agreement and shall be entitled to receive all outstanding instalments of the Deferred Purchase Price and to exercise all rights and remedies available to the Seller hereunder, including, without limitation, the termination and share transfer rights set forth in Section 1(d) hereof. The Buyer shall remain bound to pay the outstanding instalments of the Deferred Purchase Price to the Seller's Representative in accordance with the payment schedule and terms set forth in this Agreement.

11.	Insolvency of the Buyer.

In the event that, prior to full payment of the Deferred Purchase Price, the Buyer: (i) becomes insolvent or is unable to pay its debts as they fall due; (ii) is the subject of a petition, order or resolution for bankruptcy, liquidation, winding-up, administration or any analogous proceeding under the laws of any applicable jurisdiction; (iii) makes a general assignment for the benefit of creditors; (iv) enters into any composition or arrangement with creditors; or (v) has a receiver, administrator, trustee or similar officer appointed over all or any material part of its assets (each, a “Buyer Insolvency Event”), the Seller may, at its sole discretion, by written notice to the Buyer (or, as applicable, to the Buyer's insolvency practitioner, trustee, administrator or other authorized representative), declare all outstanding instalments of the Deferred Purchase Price immediately due and payable. If the Buyer fails to pay the accelerated amount within fifteen (15) days of receipt of such notice, the Seller may, at its sole discretion, require the transfer back to the Seller of such number of Purchase Shares as corresponds to the unpaid portion of the Deferred Purchase Price, calculated on the basis of the price per Purchase Share set forth in Section 1(a) of this Agreement. The provisions of Sections 1(e) and 1(f) shall apply mutatis mutandis to any such transfer. The rights of the Seller under this Section shall be without prejudice to any other rights or remedies available to the Seller under this Agreement or applicable law.

12.	Regulatory Restrictions on Payment.

In the event that payment of any installment of the Deferred Purchase Price becomes prohibited, restricted or otherwise impossible to perform as a result of any change in applicable law, regulation, governmental order or other regulatory restriction of any kind (a “Regulatory Event”), the Parties shall promptly negotiate in good faith to agree upon an alternative payment mechanism, including, without limitation, payment through an alternative banking channel, payment in an alternative currency, or payment to an escrow account in a jurisdiction not affected by the Regulatory Event. If, notwithstanding such good faith negotiations, the Buyer remains unable to make the relevant payment, the following provisions shall apply: (a) the Purchase Shares corresponding to the unpaid portion of the Deferred Purchase Price (determined by dividing the unpaid amount by the price per Purchase Share set forth in Section 1(a) of this Agreement) shall be retained by the Buyer solely on behalf of and for the account of the Seller, and the Buyer shall not, for so long as the relevant payment remains outstanding, sell, transfer, assign, encumber or otherwise dispose of such Purchase Shares to any third party or take any action inconsistent with the Seller’s interest therein; (b) the Buyer’s obligation to pay the outstanding instalments of the Deferred Purchase Price shall remain in full force and effect and shall become immediately due and payable upon the cessation of the Regulatory Event; and (c) if the Regulatory Event persists for a continuous period of three (3) years from the date on which it first arose, the Seller may, at its sole discretion, by written notice to the Buyer, elect either (i) to continue this Agreement in full force and effect (in which case the Buyer’s payment obligations shall remain outstanding and shall become immediately due and payable upon the cessation of the Regulatory Event) or (ii) to terminate this Agreement with respect to the unpaid portion of the Deferred Purchase Price and require the transfer back to the Seller of such number of Purchase Shares as corresponds to the unpaid portion of the Deferred Purchase Price, calculated on the basis of the price per Purchase Share set forth in Section 1(a) of this Agreement. The provisions of Sections 1(e) and 1(f) shall apply mutatis mutandis to any transfer of Purchase Shares pursuant to this Section.

13.	Restriction on Disposal and Encumbrance of Purchase Shares.

For so long as any portion of the Deferred Purchase Price remains outstanding, the Buyer shall not, without the prior written consent of the Seller, directly or indirectly: (i) sell, transfer, assign, convey or otherwise dispose of any of the number of Purchase Shares corresponding to the unpaid amount of the Purchase Price (the “Encumbered Shares”) or any interest therein; (ii) create, grant, assume or permit to exist any lien, pledge, charge, security interest, encumbrance or other third-party right of any kind over or in respect of any of the Encumbered Shares; or (iii) enter into any agreement, arrangement or understanding to do any of the foregoing. Any purported disposal or encumbrance in breach of this provision shall be null and void and of no force or effect. Notwithstanding the foregoing, Buyer may sell, transfer or otherwise dispose of all (but not less than all) of the Purchase Shares to a bona fide third party purchaser, provided that the outstanding amount of the Deferred Purchase Price shall be paid in full to Seller simultaneously with, and as a condition to, the closing of such sale, from the proceeds thereof. The Buyer shall provide Seller with no less than five (5) business days’ prior written notice of any such intended sale, specifying the proposed purchaser and expected closing date. Upon receipt of the full outstanding Deferred Purchase Price, the restrictions set forth in this Section 12 shall automatically terminate and be of no further force or effect.

14.	Limitation and Exclusion of Seller’s Liability.

a.	The Buyer acknowledges and agrees that the Seller makes no representation or warranty, express or implied, as to the future value, performance or prospects of the Purchase Shares or the Company, or as to the accuracy, completeness or adequacy of any information (whether public or non-public) relating to the Company, its business, assets, liabilities, financial condition or results of operations. Without limiting the generality of the foregoing, the Seller shall have no liability whatsoever to the Buyer in respect of any diminution in the value of the Purchase Shares or any losses, costs or expenses incurred by the Buyer arising out of or in connection with any change in the market price of the Purchase Shares, any change in the business, financial condition, results of operations or prospects of the Company, or any act, omission or decision of the Company, its board of directors, officers or employees, in each case occurring after the Closing.

b.	In no event shall the Seller be liable to the Buyer for any indirect, incidental, special, consequential or punitive damages, including, without limitation, loss of profits, loss of revenue, loss of business opportunity, loss of goodwill or any other economic loss of a similar nature, whether arising in contract, tort (including negligence), strict liability or otherwise, and regardless of whether the Seller has been advised of the possibility of such damages.

c.	The aggregate liability of the Seller to the Buyer under or in connection with this Agreement, whether arising in contract, tort (including negligence), strict liability or otherwise, shall in no event exceed the aggregate amount of the Purchase Price actually received by the Seller as at the date on which any claim is finally determined or settled.

d.	No claim shall be brought by the Buyer against the Seller under or in connection with this Agreement unless written notice of such claim, specifying in reasonable detail the nature and basis of the claim and, to the extent reasonably practicable, the amount claimed, is given by the Buyer to the Seller within twelve (12) months of the date of Closing. Any claim in respect of which such notice is not given within such period shall be irrevocably and unconditionally barred and unenforceable.

15.	Limitation and Exclusion of Buyer’s Liability.

a.	The Seller acknowledges and agrees that the Buyer makes no representation or warranty, express or implied, as to the future value, performance or prospects of the Purchase Shares or the Company, or as to the accuracy, completeness or adequacy of any information (whether public or non-public) relating to the Company, its business, assets, liabilities, financial condition or results of operations. Without limiting the generality of the foregoing, the Buyer shall have no liability whatsoever to the Seller in respect of any diminution or appreciation in the value of the Purchase Shares or any losses, costs or expenses incurred by the Seller arising out of or in connection with any change in the market price of the Purchase Shares, any change in the business, financial condition, results of operations or prospects of the Company, or any act, omission or decision of the Company, its board of directors, officers or employees, in each case occurring after the Closing.

b.	In no event shall the Buyer be liable to the Seller for any indirect, incidental, special, consequential or punitive damages, including, without limitation, loss of profits, loss of revenue, loss of business opportunity, loss of goodwill or any other economic loss of a similar nature, whether arising in contract, tort (including negligence), strict liability or otherwise, and regardless of whether the Buyer has been advised of the possibility of such damages.

c.	The aggregate liability of the Buyer to the Seller under or in connection with this Agreement, whether arising in contract, tort (including negligence), strict liability or otherwise, shall in no event exceed the aggregate amount of the Purchase Price actually received by the Seller as at the date on which any claim is finally determined or settled.

d.	No claim shall be brought by the Seller against the Buyer under or in connection with this Agreement unless written notice of such claim, specifying in reasonable detail the nature and basis of the claim and, to the extent reasonably practicable, the amount claimed, is given by the Seller to the Buyer within twelve (12) months of the date of Closing. Any claim in respect of which such notice is not given within such period shall be irrevocably and unconditionally barred and unenforceable.

16.	Miscellaneous.

a.	Entire Agreement. This Agreement contains the entire understanding of the Parties and supersedes all previous or contemporaneous verbal and written agreements, promises or understandings between the Parties with respect to the subject matter hereof. There are no other agreements, representations, or warranties set forth herein.

b.	Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile or email transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

If to Seller:

Boris Gertsovlskyi

[personal information redacted]

If to Buyer:

Andrey Fadeev

[personal information redacted]

c.	Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

d.	Survival of Agreements. All agreements, covenants, representations and warranties contained herein or made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing.

e.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of England and Wales.

f.	Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be one (1). The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

g.	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Parties and their respective successors and assigns.

h.	Third Party Beneficiary. The Parties to this Agreement hereby acknowledge and agree that the Company may rely upon the representations, warranties and agreements contained in this Agreement as a third-party beneficiary thereof.

i.	Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

j.	Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Share Purchase Agreement as of the date first written above.

Seller	Buyer

Boris Gertsovskyi	Andrey Fadeev

[personal information redacted]	[personal information redacted]

Boris Gertsovskyi	Andrey Fadeev

Exhibit A

Seller’s Wire Instructions

[personal information redacted]